                                                                      Exhibit 23

Sahara Gaming Corporation

Las Vegas, Nevada


We have made a review, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Sahara Gaming Corporation and subsidiaries for the periods ended December 31, 1994 and 1993, as indicated in our report dated February 10, 1995 (which includes an explanatory paragraph regarding the Company's ability to repay certain indebtedness); because we did not perform an audit, we expressed no opinion on that information.


We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended December 31, 1994 is incorporated by reference in Registration Statement No. 33-44700 on Form S-8 and in post-effective Amendment No. 1 to Registration Statement No. 33-7053 on Form S-8.


We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



DELOITTE & TOUCHE LLP


Las Vegas, Nevada

February 10, 1995